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                                                                   EXHIBIT(d)(2)
                                Confidentiality

                                      and

                            Non-Disclosure Agreement

This Agreement is signed on August 30, 2001 by and between Abengoa, S.A., a corporation duly organised and existing under the laws of the Kingdom of Spain whose registered office is at Av. Buhaira, n(degrees)2, Seville, Spain, together with its officers, directors, employees, affiliates and representatives (hereinafter referred as to "Abengoa"), represented by Joaquin Alarcon de la Lastra Romero, and High Plains Corporation, a corporation duly organised and existing under the laws of Kansas (USA), with registered office at 200 W. Douglas, Suite 820, Wichita, Kansas, USA, together with its officers, directors, employees, affiliates and representatives (hereinafter referred to as "High Plains"), represented by Gary R. Smith.

Hereinafter together referred as to the Parties,

                                    Recitals

Whereas High Plains is a Company duly organised and existing in USA, which main activities are production and marketing of ethanol and related products.

Whereas Abengoa is a technological company that provides solutions for the Sustainable Development, the Information Society and the Creation of Infrastructures,

And

Whereas The parties are interested in pursuing a potential agreement between Abengoa and High Plains regarding either the formation of a Joint Venture, or the creation of an investment, financing or purchase or transfer of technology between the parties.

   In consideration of the foregoing, it has been agreed as follows:

1.- The purpose of this Confidentiality and Non-Disclosure Agreement is to define the conditions under which any confidential information (hereinafter referred as to "Confidential Information") will have to be disclosed between the Parties in the view of starting the above mentioned analysis process.

2.- "Confidential Information" means, but is not limited to, plans, calculations, concepts, designs sheets, design date, system design, computer programs, algorithms, software, firmware, drawings, specifications, processes, instructions, research, test procedures and results equipment, manuals, identity and description of computerised records, customer lists, supplier identity, marketing and sales plans, financial information, costs, pricing information and all other concepts, ideas and/or documents, involving or reasonably related to the business or prospective business of Abengoa and High Plains, and/or any information related to the know-how of Abengoa and High Plains received by the other Party, written (especially when identified and marked as property of Abengoa or High Plains) or orally, provided that promptly following the disclosure of such oral information, Abengoa and High Plains have confirmed to the other Party in writing the confidential nature of the information.

    Such Information will not be treated as confidential if, at the time of disclosure by Abengoa or High Plains (the Disclosing Party), it can be proved or shown that the Information:

    i) had been generally available within the public domain, which includes in the whole Agreement the professionals operating in the business of both Parties, at the time they were disclosed or have fallen within the public domain without any breach of this Agreement; or
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    ii)  had been in possession of the other Party at the very time of receipt from the Disclosing Party; or

    iii) had been developed independently by the other Party before the very time of receipt from the Disclosing Party; or

    iv) had been independently received by the other Party from a third party with no obligation to the Disclosing Party with respect thereto; or

    v) is approved or released by prior written authorisation of the Disclosing Party.

    vi) is legally required to be disclosed by judicial or other governmental action provided, however, that prompt notice of such judicial or other governmental action shall have been given to the Disclosing Party and it shall be afforded the opportunity (consistent with the legal obligations of both Parties) to exhaust all reasonable legal remedies to maintain the proprietary information in confidence.

3.- "Recipient" means the party to whom any kind of Confidential Information, as stated hereabove, has been disclosed.

4.- Both Parties will keep strictly confidential and secret, and shall not disclose to any third party without the prior written authorisation of the other Party, any of the Confidential Information it has received or will received from any of the Parties and protect the Confidential Information against use for any purpose other than stated herein, using the same degree of care, but no less than a reasonable degree of care, as the recipient uses the protect its own Confidential Information of a like nature.

    Abengoa and High Plains will each keep the ownership of all their own Confidential Information, whether copyrightable or not, whether patentable or not, made or conceived, including any of their improvements or enhancements such as enumerated hereabove as Confidential Information under this Agreement, resulting from the use, whatsoever, of Confidential Information. Neither of the Parties will not acquire any intellectual property rights under the matter of this Agreement.

    Both Parties may disclose the Confidential Information received from any of them only to the staff, Board members and temporary employees, agents and consultants directly involved in the promotion and development of the present analysis process.

5.- Each Party appoints its respective representative herebelow identified to receive all Confidential Information from the other Party under this Agreement

    For High Plains:                          For Abengoa:


    Mr. Gary R. Smith                         Mr. Joaquin Alarcon de la Lastra
                                              Romero

    Mr. Christopher G. Standlee
    and/or Mr. Timothy W. Newkirk

    In case of substitution of the person indicated before this should be immediately communicated in writing to the other party.

6.- This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, pooling arrangement, partnership or formal business organisation of any kind, nor shall it constitute, create, give effect to, or other imply an obligation or commitment on the part of either Party to submit a proposal to or perform a contract with the other Party.

7.- None of the Parties or their agents or advisors make any warranty, guarantee or representation, either express or implied, with respect to any of the proprietary information disclosed hereunder.

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    Neither of the Parties, nor their agents or advisors, will be liable for damages, of whatever kind, suffered by the other party as a result of any reliance on or use of the information provided hereunder as contemplated and authorised by this agreement.

8.- The provisions of this Agreement shall be enforceable within the entire world notwithstanding the existence of any claim or cause of action of one Party against the other whether predicated on this Agreement or otherwise.

    Should any of the provisions or any portion of this Agreement be void by virtue of law or declared unenforceable by any jurisdiction decision, the other provisions shall remain in force between the Parties.

    This agreement represents, at the time of its signature, the entire understanding of the Parties with respect to the subject matter of this Agreement, and may be amended only with the written consent of both Parties.

9.- In case the analysis process is started and subsequently finished for any reasons, both Parties commit to send back to the other one all Confidential Information received within one month from the date of receipt of the notice.

10.- Each Party hereby is obliged to keep strictly confidential and secret the existence of this Agreement and the analysis process if any, and shall not disclose to any third party without the prior written authorisation of the other Party.

11.- This Confidentiality and Non-Disclosure Agreement shall remain in force for so long as any of the information exchanged remains confidential or for a period of ten (10) years from the date hereafter or after the last exchanged confidential information between the Parties, whichever time period expires first.

12.- Failure in complying with any of the foregoing provisions of this Agreement by one Party, shall constitute a breach of the Contract which give right to the other Party to be held harmless and to obtain relief against that breach of the foregoing undertakings in addition to any other legal or equitable remedies which may be available.

13.- This Agreement shall be governed by the laws of Kansas, regardless of rules regarding conflicts of laws.

14.- The Recipient acknowledges that it is aware that both, the United States securities laws and the Spanish securities laws, prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Regardless of whether any securities law or regulation would prohibit such a transaction without disclosure, the Recipient agrees that unless and until there is public disclosure of this contemplated transaction, or for a period of one year from the termination of negotiations between the parties, whichever occurs later, the Recipient, and its officers, directors, employees, affiliates and representatives will not purchase or offer to purchase any securities or material assets of the other Party, propose, or make any public announcement with respect to, any merger or other combination with the other Party or participate in any solicitation of proxies from stockholders of the other Party, except pursuant to a transaction approved by the Board of Directors of both Parties. The Parties also acknowledge that they are aware of the provisions of the Insider Trading and Securities Fraud Enforcement Act of 1988 and will take precautions adequate to protect the interests of both Parties in that regard.


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    Without the written consent of the Disclosing Party, the Recipient and any individuals to whom the Recipient has provided Information shall not for a period of two years from the date hereof directly or indirectly solicit for employment any employees of the Disclosing Party or any of its affiliates who have been introduced to the Recipient through this process. However, the Recipient shall not be precluded from advertising for employment in publications available to the general public, provided such advertisements are not specifically targeted at employees of the Disclosing Party; and the Recipient shall not be precluded from hiring any the Disclosing Party's employee who contacts the Recipient on his or her own initiative.

    The parties agree that any breach of this Agreement may cause immediate and irreparable harm, and that monetary damages may be impossible to ascertain. The Parties therefore agree that upon any breach or threatened breach hereof, the non-breaching party may seek from any Court of competent jurisdiction an appropriate temporary restraint order, injunction, or other equitable relief.

    Notwithstanding with the above, the Parties will not be liable for any consequential or indirect damages coming from the breach of any of the clauses here-above stated in this Agreement.

In proof whereof, the Parties have executed this Agreement in the date and place indicated below.

By and between High Plains                By and between Abengoa

Signed

                                          Signed

           /s/ Gary R. Smith                        /s/ Joaquin Alarcon
Name: _______________________________     Name: _______________________________

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